Exhibit 10.4

IMEDIA BRANDS, INC.

Performance Stock Unit Award Agreement

(Under the 2011 Omnibus Incentive Plan)

iMedia Brands, Inc. (the “Company”), pursuant to its 2011 Omnibus Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, an award of Performance Stock Units. The terms and conditions of this Award are set forth in this Performance Stock Unit Award Agreement (the “Agreement”), consisting of this cover page, the Terms and Conditions on the following pages and the attached Annex A, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:	\
Target Number of Performance Stock Units:
Grant Date:
Measurement Period:
Scheduled Vesting Date:
Performance Goals:	See Annex A
* Assumes your Service has been continuous from the Grant Date to the vesting date.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents. With respect to this Award, if there is any conflict between the provisions of this Agreement and any other agreement between you and the Company (including any employment agreement), the provisions of this Agreement will govern.

PARTICIPANT:	IMEDIA BRANDS, INC.:

By:

IMEDIA BRANDS, INC.

Performance Stock Unit Award Agreement

Terms and Conditions

1.            Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units (the “Units”) in an amount initially equal to the Target Number of Performance Stock Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 125% of the Target Number of Units. Each Unit that is earned as a result of the performance goals specified in Annex A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to a performance stock unit account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.            Vesting and Forfeiture of Units. The Units shall vest at the earliest of the following times and to the degree specified.

(a)            Determination of Units Earned; Scheduled Vesting. The Human Resources and Compensation Committee (the “Committee”) will determine (i) the degree to which the applicable performance goals for the Measurement Period have been satisfied, and (ii) the number of Units that have been earned during the Measurement Period, each as determined in accordance with Annex A as soon as practicable following the Measurement Period (but in no event later than the 15th day of the third calendar month after the end of the calendar year during which the Measurement Period ended). The earned Units, if any, will vest on the earlier of (i) the Scheduled Vesting Date set forth on the cover page of this Agreement and (ii) the occurrence of an event described in Section 4(b), so long as your Service has been continuous from the Grant Date to the Scheduled Vesting Date.

(b)            Change in Control. The effect of a Change in Control on the Units is set forth in Section 12 of the Plan. If an accelerated vesting event occurs pursuant to Section 12 of the Plan prior to the end of the Measurement Period, the words “fully vest” in Section 12 of the Plan shall mean that the Target Number of Performance Stock Units set forth on the cover page of this Agreement shall vest (i.e., the Units shall vest at the 100% level).

(c)            Forfeiture of Unvested Units. Any Units that do not vest on the applicable vesting date as provided in this Section 2 shall immediately be forfeited. If your Service terminates prior to the Scheduled Vesting Date under circumstances other than as set forth in Section 2, all unvested Units shall immediately be forfeited.

3.            Settlement of Units. As soon as practicable after any date on which Units vest (but no later than the 15th day of the third calendar month following the applicable vesting date), the Company shall cause to be issued and delivered to you one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account, and shall be subject to the tax withholding provisions of Section 5 and compliance with all applicable legal requirements as provided in Section 18(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

2

4.            No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of earned and vested Units as provided in Section 3.

5.            Withholding Taxes. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a Fair Market Value equal to the amount of such withholding tax obligations by notifying the Company of such election.

6.            Restrictions on Transfer. You may not sell, transfer, or otherwise dispose of or pledge or otherwise hypothecate or assign the Units. Any such attempted sale, transfer, disposition, pledge, hypothecation or assignment shall be null and void.

7.            Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

8.            Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

9.            Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

10.          Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

11.          Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 6740 Shady Oak Road, Eden Prairie, MN 55344, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company’s records as your most recent mailing address.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

3